Exhibit 10.27

FIRST AMENDED AND RESTATED PROMISSORY NOTE

$1,500,000.00	December 31, 2020

FOR VALUE RECEIVED, Bonne Santé Group, Inc., a Delaware corporation (“Group”), and Bonne Santé Natural Manufacturing, Inc., a Florida Corporation (“Manufacturing” and together with Group, collectively referred to as, “Borrower”), hereby unconditionally promises to pay to the order of PEAH CAPITAL, LLC, a Delaware limited liability company (together with any subsequent Lender of this Note, and their respective successors and assigns, “Lender”), at such address as Lender may from time to time designate in writing, the maximum principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00) (the “Loan Amount”), together with interest thereon and all other sums due and/or payable under any Loan Document (the “Loan”); such principal and other sums to be calculated and payable as provided in this First Amended and Restated Promissory Note (this “Note”). This Note is being executed and delivered in connection with, and is entitled to the rights and benefits of, that certain Loan and Security Agreement of even date herewith (the “Loan Agreement”), that certain Warrant of even date herewith (the “Warrant”), those certain Factoring Agreements dated October 23, 2020, November 13, 2020 and December 11, 2020 between Borrower and Lender (the “Factoring”), that certain Corporate Guaranty of even date herewith between Group and Lender (the “Group Guaranty”), that certain Guaranty of Corporate Guaranty of even date herewith between Manufacturing and Lender (the “Manufacturing Guaranty” and together with the Group Guaranty, collectively referred to as the “Guaranty”), and that certain Pledge Agreement of even date herewith (the “Pledge”, and together with the Note, Loan Agreement, Warrant, Factoring, and Guaranty, collectively referred to as the “Loan Document(s)”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Documents.

This Note is given in renewal and substitution of that certain Promissory Note executed by Borrower in favor of Lender dated December 18, 2020 in the amount of ONE MILLION EIGHTY THREE THOUSAND TWO HUNDRED EIGHTY AND 00/100 DOLLARS ($1,083,280.00) (the “Old Note”). This Note renews the obligations evidenced by the Old Note. The Old Note shall, in its entirety, be superseded, amended, and restated by this Note and payment of the indebtedness thereunder shall be governed by this Note. Borrower hereby renews and extends its covenant and agreement to pay the indebtedness evidenced by the Old Note, as amended and restated pursuant to this Note, and Borrower hereby renews and extends its covenant and agreement to perform, comply with, and be bound by each and every term and provisions of the Old Note, as amended and restated by the terms of this Note. Borrower confirms and agrees that this Note is, and shall continue to be, secured by the Security Documents (as defined in the Loan Agreement) and the Loan Documents and in no way acts as a release or relinquishment of the liens created by the Security Documents or Loan Documents. All of the provisions of the Security Documents and the Loan Documents now or heretofore executed by Borrower as heretofore or contemporaneously herewith modified are hereby ratified and affirmed in all respects. The liens securing payment of this Note are hereby modified, extended, renewed, carried forward, and confirmed by Borrower in all respects and shall remain in full force and effect until the obligations shall be fully and finally paid.

Borrower agrees to pay the Loan Amount of this Note together with interest thereon and all other sums due and/or payable under any Loan Document in accordance with the following terms and conditions:

1. Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Interest. Interest shall accrue on the Loan Amount at the Interest Rate (as defined below) commencing on the date of this Note. Interest shall be computed on the actual number of days elapsed based on a 360-day year. Interest shall be due and payable on every other Friday commencing on the first such date to occur after the execution of this Note. For purposes hereof, the following terms shall have the following respective meanings:

(a) “Interest Rate” means Seventeen and One-Half Percent (17.50%) per annum; provided, that while an Event of Default exists, the Interest Rate shall be the Default Rate (as defined below).

3. Payments; Maturity; Extension Option; Origination Fee.

(a) In accordance with Section 2 of the Loan Agreement, Borrower hereby promise to pay interest on the outstanding principal Loan Amount from the date advanced by Lender to Borrower until such Loan Amount is irrevocably paid in full in lawful currency of the United States of America, in immediately available funds. Borrower shall make the following payments to Lender:

(i)   On December 18, 2020 and bi-weekly thereafter (each, a “Payment Date”) during the term of the Loan, through the Maturity Date (as defined below), Borrower shall pay to Lender (i) a bi-weekly payment of interest-only in an amount equal to interest on the unpaid principal Loan Amount at the Interest Rate and, (ii) twenty percent (20%) of all funds received by Borrower from all paid invoices, which such amounts shall be applied to the outstanding principal Loan Amount.

(b) The aggregate unpaid Loan Amount, all accrued and unpaid Interest, and all other amounts payable under this Note shall be due and payable on the earlier of: (i) Eighteen (18) Months from the date of this Note, or (ii) upon completion of Borrower’s anticipated Initial Public Offering (the “Maturity Date”), or (iii) on such earlier date resulting from acceleration of the Loan Amount by Lender. For purposes of making payments hereunder, if the Payment Date of a given month shall not be a Business Day, then the Payment Date for such month shall be the ensuing Business Day.

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(c) Origination Fee. On the closing date of this Loan, Borrower shall pay to Lender, as a condition precedent to Lender entering into the Loan Documents, a fee equal to three- and three-quarter percent (3.75%) of the Loan Amount (the “Origination Fee”), which amount shall be paid directly to Lender from the Loan proceeds.

4. Event of Default; Default Interest.

(a) Upon the occurrence of an Event of Default, the Loan Amount shall (a) become due and payable, and (b) bear interest at a per annum interest rate of twenty-five percent (25%) per annum (the “Default Rate”). Borrower will also pay to Lender, after an Event of Default occurs, all reasonable costs of collecting, securing, or attempting to collect or secure this Note or any other Loan Document, including, without limitation, court costs and reasonable attorneys’ fees (including reasonable attorneys’ fees on any appeal by either Borrower or Lender and in any bankruptcy proceedings).

(b) Notice of Default and Cure Period. If Borrower fails to comply with any of its obligations, representations, and/or covenants under this Agreement or any other provision of this Agreement, Lender shall provide written notice of breach to Borrower (the “Breach Notice”) consistent with the notice requirements set forth in this section. Borrower shall then have five (5) business days from the date of receipt of the Breach Notice to cure the breach (the “Grace Period”) or provide written proof that no breach existed, the sufficiency of which shall be in Lender’s reasonable discretion. If Borrower fails to cure any such breach within the Grace Period or fails to provide proof that no claimed breach existed, then Borrower shall have all rights to proceed with its remedies as specified below.

(c) Acceleration; Events of Default. It is hereby expressly agreed that the entire unpaid principal balance of the Loan Amount, together with all interest and other sums of any nature whatsoever which may or shall become due to the Lender in accordance with the provisions of this Note or the other Loan Documents, shall, upon proper notice to the Borrower as specified in the preceding subsection, and failure of Borrower to cure within the Grace Period, become immediately due and payable without necessity for further presentment and demand for payment, further notice of protest, demand and dishonor or nonpayment of this Note, all of which are hereby expressly waived by the Borrower after the expiration of the Grace Period, upon any default by the Borrower in making any payment when due hereunder or any other default hereunder or upon any Default (as defined in any Loan Document) or upon the happening of any event by which, under the terms of the Loan Documents said unpaid balance may or shall become due and payable or upon the occurrence of any of the following events, circumstances or conditions (each an “Event of Default”):

(i) Any Interest and/or portion of the Loan Amount is not paid when due;

(ii) any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

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(iii) Borrower, or Guarantor shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;

(iv)   a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor; or Borrower or Guarantor shall be adjudicated bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within thirty (30) days;

(v) a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement and such notice has been given; and/or

(vi)   a default shall be continuing under any of the other terms, covenants or conditions of this Note or any other Loan Document, for ten (10) days after notice to Borrower (and Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for ten (10) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within ten (10)-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such ten (10)-day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10)-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default.

(vii) Borrower or Guarantor shall not incur (i) any obligation outside the Ordinary Course of Business, (ii) any further debt, or encumbrance, including without limitation, through receiving financing, merchant cash advance, and/or alternative financing, of any kind, without the prior written approval of the Lender, subject to Article VII of the Loan Agreement.

5. Optional Prepayment.

(a) At any time during the term hereof, the Borrower shall have the privilege of prepaying the unpaid balance of the Loan Amount, in whole or in part on any Business Day (“Prepayment”), however, should the Borrower make a Prepayment during the first twelve (12) months of the Loan term, Borrower shall pay Lender a Prepayment premium equal to six percent (6%) of the total Loan Amount being prepaid. Any Prepayment shall be accompanied by all accrued and unpaid Interest on the amount prepaid to the date of Prepayment or other sums or charges, if any, then due and owing hereunder or under the other Loan Documents. Any payments of the Loan Amount received by the Lender pursuant to the terms of this Section 5 shall be applied in the order determined by the Lender.

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(b) Borrower acknowledges that the provisions of this Section 5 were independently bargained for and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan.

6. Method and Place of Payments; Application of Payments; Borrower Obligations Absolute.

(a) Except as otherwise specifically provided herein, all payments under this Note and the other Loan Documents shall be made to Lender not later than four (4) p.m., Eastern Standard Time, on the date when due, and shall be made in lawful money of the United States of America by wire transfer of immediately available funds to the Lender’s account at a bank specified by the Lender in writing to the Borrower from time to time, and any funds received by Lender after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

(b) All proceeds of payment, shall be applied to the Loan Amount in such order and in such manner as Lender shall elect at Lender’s discretion.

(c) Except as specifically set forth in any Loan Document, all sums payable by Borrower under any Loan Document shall be paid without notice, demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

7. Security. The Borrower’s performance of its obligations hereunder is secured by, among other things, the Loan Agreement and Pledge granted in favor of Lender by Borrower and/or encumbering or affecting all of Borrower’s assets.

8. Waivers. With respect to the amounts due pursuant to this Note or any other Loan Document, Borrower waives the following: (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; and (b) any further receipt by Lender or acknowledgment by Lender of any collateral now or hereafter deposited as security for the Loan. In addition, Borrower agrees and acknowledges that no release of any security for the Loan or Loan Amount, or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, or the other Loan Documents made by agreement between Lender or any other person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, any guarantor, or any other person who may become liable for the payment of all or any part of the Loan or Loan Amount, under this Note, or the other Loan Documents unless in writing and signed by Borrower and Lender. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action as provided for in this Note, or the other Loan Documents.

9. Interest Rate Limitation. This Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Loan Amount at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate of interest designated by applicable laws relating to payment of interest and usury (the “Maximum Amount”). If, by the terms of this Note or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Loan Amount at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

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10. Modifications; Remedies Cumulative; Setoffs. Lender shall not by any act, delay, omission or otherwise be deemed to have modified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Lender and Borrower. All rights and remedies of Lender under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. If Borrower is a partnership or limited liability company, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership or limited liability company, and the term “Borrower,” as used herein, shall include any alternate or successor partnership or limited liability company, but any predecessor partnership or limited liability company and their partners or members shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. Nothing in the foregoing two sentences shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, limited liability company or corporation, as applicable, which may be set forth in any of the Loan Documents.

11. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under any applicable laws, but if any provision of this Note shall be prohibited by or invalid under any applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

12. Release. Lender may, at its option, release any collateral given to secure the Loan Amount, and no such release shall impair the obligations of Borrower to Lender.

13. Governing Law; Submission to Jurisdiction. This Note and the Loan Documents shall be governed by and construed and enforced in accordance with the laws (without giving effect to the conflict of law principles thereof) of the State of Florida. Any legal action or proceeding with respect to this Note shall exclusively be brought in the in the appropriate county, state or federal courts located exclusively in Miami-Dade County, Florida, and, by execution and delivery hereof, the Borrower hereby accepts, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower and its heirs, successors, executors, administrators, and assigns, collectively and each of them individually, shall be jointly and severally responsible and liable for the performance of each and every term, covenant and condition on the part of the Borrower to be performed under this Note or any of the Loan Documents.

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14. Waiver of Jury Trial. BORROWER AND LENDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF BORROWER AND LENDER AGREES THAT THE OTHER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15. Sales and Assignments. Lender may assign, sell, securitize, participate, pledge and/or otherwise transfer all or any portion of Lender’s right, title and interest in, to and under this Note and/or the other Loan Documents in one or more transactions as set forth in the Loan Documents. Upon the transfer of this Note, Lender may deliver all the collateral Loan Agreement, granted, pledged or assigned pursuant to the Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under legal requirements given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

16. Intentionally Omitted.

17. Representations and Warranties. The Borrower hereby represents and warrants to the Lender on the date hereof as follows:

(i)   Existence; Power and Authority; Compliance with Laws. Manufacturing is a corporation duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of Florida. Group is a corporation duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of Delaware. Borrower (a) are both capable of entering into the Note and Loan Documents, and (b) has the requisite power and authority to execute and deliver this Note and the Loan Documents, and to perform its obligations hereunder.

(ii) Authorization; Execution and Delivery. The execution and delivery of this Note and the Loan Documents by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporation action in accordance with all applicable laws. The Borrower has duly executed and delivered this Note and the Loan Documents.

(iii) No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any governmental authority or any other person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note or the Loan Documents.

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(iv)   No Violations. The execution and delivery of this Note and the Loan Documents and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Borrower may be bound.

(v) Enforceability. Each of the Loan Documents is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(vi)   No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or governmental authority is pending or threatened by or against the Borrower or any of its property or assets (a) with respect to the Note or the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could be expected to materially adversely affect the Borrower’s financial condition or the ability of the Borrower to perform its obligations under the Note or the Loan Documents.

(vii) PATRIOT Act; Anti-Money Laundering. The Borrower is, and to the knowledge of the Borrower, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

18. Intentionally Omitted.

19. Notice. Except as expressly provided herein, any notice to be given hereunder shall be in writing and shall be either delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or sent by common courier (e.g., Federal Express), addressed: (a) if to the Borrower, to the Borrower’s address set forth below; or (b) if to the Lender, at the Lender’s address set forth below, or as to any party, at such other address as shall be designated by such party by notice to the other party given in the manner set forth in this Section 19. Each such notice shall be effective: (i) if delivered personally, at the time of delivery to the address specified in this paragraph; or (ii) if given by mail or if sent by courier, on the day actually received.

(i) If to the Borrower:

Bonne Santé Group, Inc.

Darren Minton

10575 NW 37th Terrace

Doral, FL 33178

With a copy to:

Marko F. Cerenko, Esq.

Kluger, Kaplan, Silverman Katzen & Levine, P.L.

201 South Biscayne Blvd, Twenty Seventh Floor

Miami, FL 33131

If to the Lender:

Peah Capital, LLC

2650 Northwest 5th Avenue

Miami, FL 33127

Attn: Legal Department

Email:

With a copy to (which shall not constitute notice):

Weiser Law Firm, PLLC

333 Pearsall Avenue Suite 110

Cedarhurst NY 11516

20. Further Assurances. Upon the request of the Lender, Borrower shall promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and the Loan Documents.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be properly executed as of the date first above written and has authorized this Promissory Note to be dated as of the day and year first above written.

BORROWER:

Bonne Santé Group, Inc.
a Delaware corporation

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

Bonne Santé Natural Manufacturing, Inc.
a Florida corporation

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

[Signature Page to Promissory Note]